Exhibit 99.1
Dollar Tree Appoints Jeffrey Naylor to Its Board of Directors

CHESAPEAKE, Va. - March 16, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Jeffrey Naylor has been appointed as a new independent director to the Company’s board.

Mr. Naylor, age 59, is an accomplished executive leader with significant experience in the retail and consumer products industries. Prior to his retirement in 2014, Mr. Naylor served as a senior executive with The TJX Companies, Inc. (“TJX”). He joined the organization in 2004 as Senior Executive Vice President, Chief Financial Officer, and later took on additional responsibilities for Information Technology, Legal, Strategic Planning and Business Development as its Chief Administrative Officer. Prior to joining TJX, Mr. Naylor served as Chief Financial Officer of Big Lots, Inc. and Chief Financial Officer and Chief Administrative Officer of Dade Behring, Inc. Mr. Naylor currently serves on the Boards of Directors of the following publicly-traded companies: Wayfair Inc. (W), Synchrony Financial (SYF), and Emerald Expositions (EEX).

“I am delighted to announce the addition of Jeff to Dollar Tree’s board of directors,” stated Bob Sasser, Executive Chairman. “With the combination of our complementary brands - Dollar Tree and Family Dollar - we have an unparalleled opportunity in Value Retail to serve more customers in all markets as we continue to grow. Jeff’s extensive experience in executive leadership roles with successful growth retailers will be a welcomed addition to our board.”

“I am pleased to have the opportunity to join the Dollar Tree board,” said Naylor. “Dollar Tree is one of retail’s most successful growth stories - growing from five stores to a chain of nearly 15,000 stores across North America. The Company has accomplished great success through its clear focus on the customer, while managing its business with discipline and solid execution. I am eager to contribute to the board and to the Company’s continued success.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 14,800 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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